Exhibit 10.1

July 18, 2016

Mr. Richard S. Chernicoff

4309 Forest Avenue SE

Mercer Island, WA  98040

Dear Rich:

This offer letter (this “Offer Letter”) confirms the terms of your service, on an interim basis, as Chief Executive Officer of Great Elm Capital Group, Inc. (the “Company”)

1.	Title. You will serve as the Company’s President and Chief Executive Officer on an interim basis reporting directly to the board of directors of the Company (the “Board”).

You will continue to serve on the Board, but, while you serve as interim CEO, the Company will regard you as an employee director.

2.

Employment Location. You are expected to relocate the Company’s headquarters to Boston by the end of September 2016. Significant travel is expected in the performance of your duties. Subject to applicable IRS guidelines, the Company will reimburse your reasonable out-of-pocket costs in connection with commuting with the goal of your relocating to Boston within the year.

3.	Employment Start Date. Subject to completion of immigration formalities, your employment with the Company will begin on the date hereof.

4.	Base Salary. Your annual base salary will be $200,000, less applicable withholdings and deductions, commencing upon your start date and paid in accordance with standard U.S. payroll practices.

For so long as you serve as Chief Executive Officer of the Company and the Company does not have an in-house General Counsel, your annual base pay will be increased by $100,000.

5.	Bonus.

(a)

The compensation committee of the Board (the “Compensation Committee”) will consider on an annual basis whether to award you a bonus. The Company has not set any bonus target and you acknowledge that this bonus is completely discretionary and may therefore be zero. For the period from your start date to December 31, 2016, you will be entitled to a guaranteed bonus of $60,000.

(b)	The Company will pay you as soon as practicable after the date hereof, $100,000 in consideration of your work on the PanOptis transaction.

(c)	If, as and when the merger of Full Circle with and into Great Elm Capital Corp. occurs, the Company will pay you a $150,000 transaction bonus.

(d)	You and the Compensation Committee may negotiate additional transaction related bonuses in the future, but the Company has no commitment to do so.

6.

Equity Incentives. The Compensation Committee has awarded you options to purchase 1.4% of the Company’s fully diluted capitalization at a price equal to 110% of the closing price of the Company’s common stock on the date of this Agreement. The terms of such option are set forth in the award agreement (the “Option Agreement”), including, but not limited to, vesting monthly over two years.

7.	Employee Health and Welfare Benefits. You will be offered benefits on a most favored nation’s basis with those offered to other employees of the Company and its subsidiaries.

8.

Business Expenses. The Company will reimburse your out of pocket expenses incurred in connection with your service, subject to the Company’s policies as in effect from time to time, and applicable IRS guidelines.

9.

Termination. Your employment with the Company is “at will” and may be terminated at any time by the Company or by you. Inasmuch as your appointment is on an interim basis, you will not be entitled to any severance.

10.	General Provisions.

(a)	You will enter into the Company’s standard employee confidentiality and invention assignment before beginning employment.

(b)	You are required to certify that you are a citizen of the U.S., a noncitizen national of the U.S., a lawful permanent resident, or an alien authorized to work in the U.S before beginning employment.

(c)

You are expected to devote a substantial majority of your business hours to service of the Company under this Agreement. Subject to the Company’s code of ethics as in effect from time to time, you may continue your outside board service and consulting arrangements. You agree that your outside consulting arrangements will not materially interfere with your devotion to the Company’s business.

(d)

This Offer Letter and the matters covered hereby will be governed by and construed under the laws of the State of Delaware applicable to contracts made in and wholly to be performed in the State of Delaware.

(e)

Any dispute under this Offer Letter will be exclusively arbitrated before a single JAMS arbitrator in New York modifying JAMS rules to reduce cost and increase speed of resolution to the maximum extent permitted under JAMS rules and applicable law. The arbitrator shall determine which party was the prevailing party in the dispute taken as a whole and costs as well as reasonable attorneys’ fees shall be assessed against the losing party.

(f)

This Offer Letter and the Award Agreement constitute our entire agreement with respect to your employment as interim CEO of the Company and no prior negotiations, drafts, arrangements or understandings with respect thereto shall be of any effect.

(g)

If any provision of this Agreement is held by a court of competent authority to be unenforceable, the parties intend that (i) the remaining provisions of this Agreement shall be enforced in accordance with their terms and (ii) the court shall substitute a replacement provision that is enforceable that, as closely as possible, accomplishes the purposes intended by such original provision.

If this Offer Letter correctly sets forth the terms of our agreement, please sign and return this Offer Letter whereupon it shall become our binding agreement.

Very truly yours,

/s/ Peter A. Reed
Peter A. Reed
Chairman, Compensation Committee of the Board of Directors of
Great Elm Capital Group, Inc.

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

/s/ Richard S. Chernicoff
Richard S. Chernicoff